Exhibit 99.1

April 11, 2005
FOR IMMEDIATE RELEASE
Contact: Melvin E. Meekins, Jr.
(410) 268-4554

Severn Bancorp, Inc. Announces First Quarter Earnings

Severn Bancorp, Inc. (Nasdaq - SVBI) the parent company of Severn Savings Bank, FSB (the Bank) and Hyatt Commercial, today announced its earnings for the first quarter of 2005. Net income for the quarter (unaudited) was $3.2 million compared to $3.0 million for the first quarter of 2004. Diluted earnings per share increased 6% to $.38 for the first quarter of 2005, compared to $.36 per diluted share for first quarter of 2004.
The Board of Directors of Severn Bancorp, Inc. (Bancorp) recently declared a dividend of $.06 per share payable on April 15, 2005 to shareholders of record as of March 31, 2005. This represents a 9% increase from the $.055 per share dividend declared for the prior quarter.
Bancorp is a savings and loan holding company with total assets of approximately $740 million, and trades on the Nasdaq Small -Cap Market under the symbol “SVBI”. The Bank has three branches in Anne Arundel County, Maryland, which offer a full range of deposit products, and originates mortgages in its primary market of Anne Arundel County, Maryland and, to a lesser extent, in other parts of Maryland, Delaware and Northern Virginia. The Bank’s website is www.severnbank.com.
For additional information or questions, please contact Melvin E. Meekins, Jr., Executive Vice President or S. Scott Kirkley, Senior Vice President, Severn Bancorp, Inc. 1919A West Street, Annapolis, Maryland 21401, (410) 268-4554, e-mail: mmeekins@severn.hpwsb.com or skirkley@severn.hpwsb.com.
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